Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

GATX CORPORATION REPORTS 2025 FIRST-QUARTER RESULTS
◦2025 first-quarter net income was $78.6 million, or $2.15 per diluted share
◦Rail North America’s fleet utilization remained high at 99.2%; Lease Price Index (LPI) at 24.5%
◦First-quarter investment volume was approximately $300 million
◦Company reiterates 2025 full-year earnings guidance

CHICAGO, April 23, 2025 - GATX Corporation (NYSE: GATX) today reported 2025 first-quarter net income of $78.6 million, or $2.15 per diluted share, compared to net income of $74.3 million, or $2.03 per diluted share, in the first quarter of 2024. The 2024 first-quarter results included a net positive impact of $0.6 million, or $0.02 per diluted share, from Tax Adjustments and Other Items. Details related to Tax Adjustments and Other Items are provided in the attached Supplemental Information.

"We continued to experience solid demand for our assets globally," said Robert C. Lyons, president and chief executive officer of GATX. "At GATX Rail North America, fleet utilization was 99.2% at quarter end and the renewal success rate remained very strong at 85.1% during the quarter. The renewal lease rate change of GATX’s Lease Price Index was 24.5% with an average renewal term of 61 months. We continued to optimize our fleet by selectively selling railcars in the secondary market, generating over $30 million of remarketing income in the quarter.

"Rail International performed as expected and also maintained high fleet utilization at quarter end. Both GATX Rail Europe and Rail India continued to experience increases in renewal lease rates compared to expiring rates for most car types. Within Engine Leasing, our aircraft spare engine portfolios—both wholly owned and at the joint venture level—produced outstanding first-quarter results as demand for aircraft spare engines remained strong.

“Investment volume during the quarter was approximately $300 million, reflective of the fact that we continued to find attractive opportunities to put capital to work in each of our business segments. Additionally, demand in the secondary market for GATX assets remains robust, as evidenced by the railcar sales activity in the first quarter, and we remain optimistic about continued interest from potential buyers."

Mr. Lyons concluded, “Our first quarter performance was in line with our expectations. Looking forward, the economic outlook is difficult to gauge given macro volatility. However, we remain confident in our current full-year earnings outlook based on the consistent strengths of GATX: long-lived assets on long-term leases to quality customers across diverse end markets, strong and stable cash flows, and the leading commercial and operational platforms across our global businesses. These competitive advantages have been honed and proven over decades, and we believe they provide us with a strong foundation from which we can effectively manage and grow through various conditions. Therefore, we continue to expect 2025 full-year earnings to be $8.30–$8.70 per diluted share, excluding the impact of Tax Adjustments and Other Items.”

RAIL NORTH AMERICA
Rail North America reported segment profit of $88.8 million in the first quarter of 2025, compared to $90.3 million in the first quarter of 2024. Higher 2025 first-quarter lease revenue was offset by higher interest and maintenance expenses.

As of March 31, 2025, Rail North America’s wholly owned fleet totaled 111,300 cars, including 7,990 boxcars. The following fleet statistics and performance discussion exclude the boxcar fleet.

Fleet utilization was 99.2% at the end of the first quarter of 2025, compared to 99.1% at the end of the prior quarter and 99.4% at the end of the first quarter of 2024. During the first quarter of 2025, the renewal lease rate change of the GATX Lease Price Index (LPI) was 24.5%, compared to 26.7% in the prior quarter and 33.0% in the first quarter of 2024. The average lease renewal term for all cars included in the LPI during the first quarter of 2025 was 61 months, compared to 60 months in the prior quarter and 64 months in the first quarter of 2024. The 2025 first-quarter renewal success rate was 85.1%, compared to 89.1% in the prior quarter and 83.4% in the first quarter of 2024. Rail North America’s investment volume during the first quarter was $227.7 million.

Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided in the attached Supplemental Information under Rail North America Statistics.

RAIL INTERNATIONAL
Rail International’s segment profit was $25.7 million in the first quarter of 2025, compared to $28.8 million in the first quarter of 2024. Compared to the prior year period, 2025 first-quarter results were favorably impacted by more railcars on lease and negatively impacted by higher interest expense and changes in foreign currency exchange rates.

As of March 31, 2025, GATX Rail Europe’s (GRE) fleet consisted of over 30,200 railcars. Fleet utilization was 95.1%, compared to 96.1% at the end of the prior quarter and 95.3% at the end of the first quarter of 2024.

As of March 31, 2025, Rail India's fleet consisted of approximately 10,900 railcars. Fleet utilization was 99.6%, compared to 100% at the end of the prior quarter and at the end of the first quarter of 2024.

Additional fleet statistics for GRE and Rail India are provided on the last page of this press release.

ENGINE LEASING
Engine Leasing reported segment profit of $38.6 million in the first quarter of 2025, compared to segment profit of $25.7 million in the first quarter of 2024. The 2024 first-quarter segment profit included a net positive impact of $0.6 million from Tax Adjustments and Other Items. Additional details are provided in the attached Supplemental Information under Tax Adjustments and Other Items.

The increase in 2025 first-quarter segment profit was driven by higher earnings at the Rolls-Royce and Partners Finance affiliates and more engines under ownership at GATX Engine Leasing, the Company’s wholly owned engine portfolio.

COMPANY DESCRIPTION
At GATX Corporation (NYSE:GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. Headquartered in Chicago, Illinois since its founding in 1898, GATX has paid a quarterly dividend, uninterrupted, since 1919.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss its 2025 first-quarter results. Call details are as follows:

Wednesday, April 23, 2025
11 a.m. Eastern Time
Domestic Dial-In: 1-800-715-9871
International Dial-In: 1-646-307-1963
Replay: 1-800-770-2030 (Domestic) or 1-609-800-9909 (International) / Access Code: 4187876

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. A replay will be available on the same site starting at 2 p.m. (Eastern Time), April 23, 2025.

AVAILABILITY OF INFORMATION ON GATX'S WEBSITE
Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab.

FORWARD-LOOKING STATEMENTS

Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

The following factors, in addition to those discussed in our press releases and filings with the U.S. Securities and Exchange Commission, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•a significant decline in customer demand for our transportation assets or services, including as a result of:
◦prolonged inflation or deflation
◦high interest rates
◦weak macroeconomic conditions and the impact of global trade disruptions on us and our customers, including the impact of tariffs on inflation, supply chains and consumer sentiment
◦weak market conditions in our customers' businesses
◦adverse changes in the price of, or demand for, commodities
◦changes in railroad operations, efficiency, pricing and service offerings, including those related to "precision scheduled railroading" or labor strikes or shortages
◦changes in, or disruptions to, supply chains
◦availability of pipelines, trucks, and other alternative modes of transportation
◦changes in conditions affecting the aviation industry, including global conflicts, geographic exposure and customer concentrations
◦customers' desire to buy, rather than lease, our transportation assets
◦other operational or commercial needs or decisions of our customers
•inability to maintain our transportation assets on lease at satisfactory rates and term length due to reduced demand or oversupply of transportation assets in the market or other changes in supply and demand
•competitive factors in our primary markets, including existing or new competitors with significantly greater financial resources, higher credit ratings or lower costs of capital
•higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives
•events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure
•financial and operational risks associated with long-term purchase commitments for transportation assets
•reduced opportunities to generate asset remarketing income
•inability to successfully consummate and manage ongoing acquisition and divestiture activities

•reliance on Rolls-Royce in connection with our aircraft spare engine leasing businesses, and the risks that certain factors that adversely affect Rolls-Royce could have an adverse effect on our businesses
•potential obsolescence of our assets
•risks related to our international operations and expansion into new geographic markets, including laws, regulations, tariffs, taxes, treaties or trade barriers affecting our activities in the countries where we do business
•failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•inability to attract, retain, and motivate qualified personnel, including key management personnel
•inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business
•exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving transportation assets
•changes in, or failure to comply with, laws, rules, and regulations
•environmental liabilities and remediation costs
•operational, functional and regulatory risks associated with climate matters, severe weather events and natural disasters
•U.S. and global political conditions and the impact of increased geopolitical tension and wars on domestic and global economic conditions in general, including supply chain challenges and disruptions
•prolonged inflation or deflation
•fluctuations in foreign exchange rates
•deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•inability to obtain cost-effective insurance
•changes in assumptions, increases in funding requirements or investment losses in our pension and post-retirement plans
•inadequate allowances to cover credit losses in our portfolio
•asset impairment charges we may be required to recognize
•inability to maintain effective internal control over financial reporting and disclosure controls and procedures
•the occurrence of a widespread health crisis and the impact of measures taken in response

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Shari Hellerman
Senior Director, Investor Relations and Corporate Communications
312-621-4285
shari.hellerman@gatx.com

(04/23/2025)

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31
	2025	2024
Revenues
Lease revenue	$359.6	$333.3
Non-dedicated engine revenue	21.5	13.2
Other revenue	40.5	33.4
Total Revenues	421.6	379.9
Expenses
Maintenance expense	103.5	91.4
Depreciation expense	103.6	96.0
Operating lease expense	7.6	9.0
Other operating expense	16.0	13.6
Selling, general and administrative expense	56.6	55.9
Total Expenses	287.3	265.9
Other Income (Expense)
Net gain on asset dispositions	33.4	36.2
Interest expense, net	(94.9)	(77.8)
Other (expense) income	(2.7)	0.8
Income before Income Taxes and Share of Affiliates’ Earnings	70.1	73.2
Income taxes	(16.6)	(18.6)
Share of affiliates’ earnings, net of taxes	25.1	19.7
Net Income	$78.6	$74.3

Share Data
Basic earnings per share	$2.15	$2.04
Average number of common shares	35.9	35.8

Diluted earnings per share	$2.15	$2.03
Average number of common shares and common share equivalents	36.0	35.9

Dividends declared per common share	$0.61	$0.58

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31	December 31
	2025	2024
Assets
Cash and Cash Equivalents	$757.2	$401.6
Restricted Cash	0.4	0.2
Receivables
Rent and other receivables	101.4	86.5
Finance leases (as lessor)	121.6	118.3
Less: allowance for losses	(5.7)	(5.7)
	217.3	199.1

Operating Assets and Facilities	14,711.1	14,330.6
Less: allowance for depreciation	(3,989.9)	(3,880.9)
	10,721.2	10,449.7
Lease Assets (as lessee)
Right-of-use assets, net of accumulated depreciation	156.6	165.4

Investments in Affiliated Companies	688.9	663.3
Goodwill	118.1	114.1
Other Assets	306.6	303.1
Total Assets	$12,966.3	$12,296.5

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$235.6	$217.1
Debt
Borrowings under bank credit facilities	101.5	10.4
Recourse	8,653.1	8,215.3
	8,754.6	8,225.7
Lease Obligations (as lessee)
Operating leases	174.4	180.0

Deferred Income Taxes	1,150.1	1,127.3
Other Liabilities	102.2	107.5
Total Liabilities	10,416.9	9,857.6
Total Shareholders’ Equity	2,549.4	2,438.9
Total Liabilities and Shareholders’ Equity	$12,966.3	$12,296.5

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2025
(In millions)

	Rail North America	Rail International	Engine Leasing	Other	GATX Consolidated
Revenues
Lease revenue	$260.0	$83.6	$8.1	$7.9	$359.6
Non-dedicated engine revenue	—	—	21.5	—	21.5
Other revenue	33.3	4.9	—	2.3	40.5
Total Revenues	293.3	88.5	29.6	10.2	421.6
Expenses
Maintenance expense	83.7	18.5	—	1.3	103.5
Depreciation expense	70.4	20.1	9.4	3.7	103.6
Operating lease expense	7.6	—	—	—	7.6
Other operating expense	7.5	4.6	2.8	1.1	16.0
Total Expenses	169.2	43.2	12.2	6.1	230.7
Other Income (Expense)
Net gain on asset dispositions	32.1	1.3	—	—	33.4
Interest (expense) income, net	(64.7)	(19.1)	(12.2)	1.1	(94.9)
Other (expense) income	(2.7)	(1.8)	—	1.8	(2.7)
Share of affiliates' pre-tax earnings	—	—	33.4	—	33.4
Segment profit	$88.8	$25.7	$38.6	$7.0	$160.1
Less:
Selling, general and administrative expense					56.6
Income taxes (includes $8.3 related to affiliates' earnings)					24.9
Net income					$78.6

Selected Data:
Investment volume	$227.7	$62.7	$—	$5.9	$296.3

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$30.5	$0.6	$—	$—	$31.1
Residual sharing income	0.1	—	—	—	0.1
Non-remarketing net gains (1)	5.1	0.7	—	—	5.8
Asset impairments	(3.6)	—	—	—	(3.6)
	$32.1	$1.3	$—	$—	$33.4
_________
(1) Includes net gains from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2024
(In millions)

	Rail North America	Rail International	Engine Leasing	Other	GATX Consolidated
Revenues
Lease revenue	$236.5	$80.6	$8.1	$8.1	$333.3
Non-dedicated engine revenue	—	—	13.2	—	13.2
Other revenue	28.5	3.1	—	1.8	33.4
Total Revenues	265.0	83.7	21.3	9.9	379.9
Expenses
Maintenance expense	72.9	17.5	—	1.0	91.4
Depreciation expense	65.1	18.9	8.4	3.6	96.0
Operating lease expense	9.0	—	—	—	9.0
Other operating expense	6.7	3.5	2.5	0.9	13.6
Total Expenses	153.7	39.9	10.9	5.5	210.0
Other Income (Expense)
Net gain on asset dispositions	34.2	1.3	0.6	0.1	36.2
Interest (expense) income, net	(53.3)	(16.7)	(9.3)	1.5	(77.8)
Other (expense) income	(2.1)	0.4	0.3	2.2	0.8
Share of affiliates' pre-tax earnings	0.2	—	23.7	—	23.9
Segment profit	$90.3	$28.8	$25.7	$8.2	$153.0
Less:
Selling, general and administrative expense					55.9
Income taxes (includes $4.2 related to affiliates' earnings)					22.8
Net income					$74.3

Selected Data:
Investment volume	$321.7	$49.9	$—	$7.0	$378.6

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$32.9	$0.1	$0.6	$0.1	$33.7
Residual sharing income	0.1	—	—	—	0.1
Non-remarketing net gains (1)	1.2	1.2	—	—	2.4
	$34.2	$1.3	$0.6	$0.1	$36.2
__________
(1) Includes net gains from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)

Impact of Tax Adjustments and Other Items on Net Income(1)

	Three Months Ended March 31
	2025	2024
Net income (GAAP)	$78.6	$74.3
Adjustments attributable to consolidated pre-tax income:
Net gain on Specialized Gas Vessels at Engine Leasing (2)	—	(0.6)
Total adjustments attributable to consolidated pre-tax income	$—	$(0.6)
Net income, excluding tax adjustments and other items (non-GAAP)	$78.6	$73.7

Impact of Tax Adjustments and Other Items on Diluted Earnings per Share(1)

	Three Months Ended March 31
	2025	2024
Diluted earnings per share (GAAP)	$2.15	$2.03
Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)	$2.15	$2.01

_________
(1)    In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components. Specifically, we exclude the effects of certain tax adjustments and other items for purposes of presenting net income and diluted earnings per share because we believe these items are not attributable to our business operations. Management utilizes net income, excluding tax adjustments and other items, when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.
(2)    In 2022, we made the decision to sell the Specialized Gas Vessels. We have recorded gains and losses associated with the subsequent impairments and sales of these assets. As of December 31, 2023, all vessels had been sold.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Total Assets, Excluding Cash, by Segment
Rail North America	$7,888.3	$7,741.1	$7,643.7	$7,416.0	$7,214.1
Rail International	2,304.3	2,169.0	2,298.6	2,168.3	2,142.1
Engine Leasing	1,619.8	1,603.9	1,544.7	1,431.7	1,354.4
Other	396.3	380.7	389.1	382.8	389.3
Total Assets, excluding cash	$12,208.7	$11,894.7	$11,876.1	$11,398.8	$11,099.9
Debt and Lease Obligations, Net of Unrestricted Cash
Unrestricted cash	$(757.2)	$(401.6)	$(503.7)	$(823.6)	$(479.1)
Borrowings under bank credit facilities	101.5	10.4	11.1	10.7	10.8
Recourse debt	8,653.1	8,215.3	8,293.5	8,235.7	7,624.5
Operating lease obligations	174.4	180.0	187.5	209.3	215.2
Total debt and lease obligations, net of unrestricted cash	$8,171.8	$8,004.1	$7,988.4	$7,632.1	$7,371.4
Total recourse debt (1)	$8,171.8	$8,004.1	$7,988.4	$7,632.1	$7,371.4
Shareholders’ Equity	$2,549.4	$2,438.9	$2,436.7	$2,343.4	$2,324.3
Recourse Leverage (2)	3.2	3.3	3.3	3.3	3.2
 _________
(1)    Includes recourse debt, borrowings under bank credit facilities, and operating lease obligations, net of unrestricted cash.
(2)    Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets, Excluding Cash
Total Assets	$12,966.3	$12,296.5	$12,379.9	$12,222.6	$11,579.1
Less: cash	(757.6)	(401.8)	(503.8)	(823.8)	(479.2)
Total Assets, excluding cash	$12,208.7	$11,894.7	$11,876.1	$11,398.8	$11,099.9

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	24.5%	26.7%	26.6%	29.4%	33.0%
Average renewal term (months)	61	60	59	61	64
Renewal Success Rate (2)	85.1%	89.1%	82.0%	84.1%	83.4%
Fleet Rollforward (3)
Beginning balance	102,966	102,697	102,086	101,687	101,167
Railcars added	1,464	1,126	1,474	1,337	1,422
Railcars scrapped	(316)	(309)	(360)	(389)	(375)
Railcars sold	(804)	(548)	(503)	(549)	(527)
Ending balance	103,310	102,966	102,697	102,086	101,687
Utilization	99.2%	99.1%	99.3%	99.3%	99.4%
Average active railcars	102,367	102,150	101,629	101,181	100,677
Boxcar Fleet Rollforward
Beginning balance	8,395	8,779	8,990	9,670	9,311
Railcars added	—	—	—	—	587
Railcars scrapped	(405)	(349)	(211)	(555)	(228)
Railcars sold	—	(35)	—	(125)	—
Ending balance	7,990	8,395	8,779	8,990	9,670
Utilization	99.8%	99.8%	99.8%	99.8%	99.8%
Average active railcars	8,163	8,552	8,848	9,304	9,583
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (4)	77.8%	77.6%	77.5%	78.2%	77.8%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (5)	0.1%	(2.9)%	(3.3)%	(4.5)%	(4.2)%
Year-over-year Change in U.S. Carloadings (chemical) (5)	2.0%	4.1%	4.2%	4.3%	4.5%
Year-over-year Change in U.S. Carloadings (petroleum) (5)	1.9%	9.6%	10.4%	11.1%	7.7%
Production Backlog at Railcar Manufacturers (6)	n/a (7)	34,273	39,652	44,238	46,413
_________
(1)    GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures renewal activity for our North American railcar fleet, excluding boxcars. The LPI calculation includes all renewal activity based on a 12-month trailing average, and the renewals are weighted by the count of all renewals over the 12 month period. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate. The average renewal lease term is reported in months and reflects the average renewal lease term in the LPI.
(2)    The renewal success rate represents the percentage of railcars on expiring leases that were renewed with the existing lessee. The renewal success rate is an important metric because railcars returned by our customers may remain idle or incur additional maintenance and freight costs prior to being leased to new customers.
(3)    Excludes boxcar fleet.
(4)    As reported and revised by the Federal Reserve.
(5)    As reported by the Association of American Railroads (AAR).
(6)    As reported by the Railway Supply Institute (RSI).
(7)    Not available, not published as of the date of this release.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Rail Europe Statistics
Fleet Rollforward
Beginning balance	30,027	29,953	29,649	29,371	29,216
Railcars added	446	196	410	388	322
Railcars scrapped or sold	(250)	(122)	(106)	(110)	(167)
Ending balance	30,223	30,027	29,953	29,649	29,371
Utilization	95.1%	96.1%	95.9%	95.8%	95.3%
Average active railcars	28,823	28,812	28,626	28,198	27,984

Rail India Statistics
Fleet Rollforward
Beginning balance	10,583	10,361	9,904	9,501	8,805
Railcars added	312	222	457	408	696
Railcars scrapped or sold	—	—	—	(5)	—
Ending balance	10,895	10,583	10,361	9,904	9,501
Utilization	99.6%	100.0%	100.0%	100.0%	100.0%
Average active railcars	10,711	10,460	10,165	9,711	9,089